EXHIBIT 10.5

SUBSCRIPTION AND STOCKHOLDER AGREEMENT

THIS SUBSCRIPTION AND STOCKHOLDER AGREEMENT (this “Agreement”) dated as of April 21, 2006, is by and between BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Boston Scientific”) and ABBOTT LABORATORIES, an Illinois corporation (“Abbott”).

WHEREAS, Boston Scientific and Abbott are parties to that certain Transaction Agreement dated as of January 8, 2006 (as amended to date and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), pursuant to which Abbott agreed, through itself or one if its affiliates, to acquire the vascular intervention and endovascular solutions businesses of Guidant Corporation (“Guidant”) on the terms and subject to the conditions set forth in the Transaction Agreement and the Purchase Agreement (as hereinafter defined);

WHEREAS, the Transaction Agreement provides that, at the Closing, Abbott shall purchase from Boston Scientific, and Boston Scientific shall issue and sell to Abbott, shares of common stock, par value $0.01 per share (the “Common Stock”), of Boston Scientific;

WHEREAS, Abbott desires to purchase from Boston Scientific, and Boston Scientific desires to sell to Abbott, the Shares (as hereinafter defined) upon the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to restrict the sale or transfer of the Shares and to provide for certain rights and obligations in respect of the Shares, all as hereinafter provided.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
Section 1.1  Definitions. (a) Capitalized terms used herein and not defined shall have the meanings ascribed to them in that Purchase Agreement, dated as of the date hereof, between Guidant and Abbott (the “Purchase Agreement”), unless otherwise indicated.

(b)  For purposes of this Agreement, all references to “Abbott” shall refer to Abbott Laboratories and any of its Affiliates that Abbott Laboratories designates to purchase Shares in lieu of Abbott in accordance with Section 7.9.

ARTICLE II

SALE OF STOCK; SHARE CLOSING; ADDITIONAL ISSUANCES

Section 2.1  Purchase and Sale. (a) On the basis of the representations, warranties, covenants and agreements herein, at the Share Closing (as defined below), Abbott shall purchase from Boston Scientific, and Boston Scientific shall issue and sell to Abbott, 56,000,000 shares of Common Stock (the “Shares”) at a purchase price of $25.00 per Share, for an aggregate purchase price of $1,400,000,000 (the “Aggregate Stock Purchase Price”); provided that if the average of the per share closing prices of the shares of Common Stock on the New York Stock Exchange during the five consecutive trading days ending (and including) the date that is three trading days prior to the Share Closing Date (as defined below) is less than $25.00, Abbott shall purchase from Boston Scientific, and Boston Scientific shall issue and sell to Abbott, the number of shares of Common Stock (which shall be deemed to be Shares for purposes of this Agreement) that is equal to the quotient obtained by dividing $1,400,000,000 by such average per share closing price (the per Share purchase price payable by Abbott or the applicable Purchaser under this Section 2.1(a) being, the “Stock Purchase Price”). In no event shall the number of Shares acquired by Abbott pursuant to this Section 2.1(a) equal or exceed 5% of the number of shares of Common Stock outstanding immediately following the issuance of Shares pursuant to this Section 2.1 and the consummation of the Merger, and, in such event, the number of Shares to be purchased by Abbott hereunder and the Aggregate Stock Purchase Price shall be reduced accordingly.

(b)   At the Share Closing, (i) Abbott shall pay the Aggregate Stock Purchase Price by wire transfer of immediately available funds to a bank account designated in writing by Boston Scientific to Abbott not fewer than three Business Days prior to the Share Closing Date, and (ii) Boston Scientific shall deliver to Abbott the Shares in either book entry form or evidenced by stock certificates having the legend described in Section 3.3, as determined by Boston Scientific not fewer than ten business days prior to the Share Closing Date; provided, however, that in the event that Boston Scientific determines to issue the Shares evidenced by stock certificates, Boston Scientific shall deliver such stock certificates to Abbott or an agent of Abbott (which agent shall be designated by Abbott not fewer than five business days prior to the Share Closing Date), and Boston Scientific shall bear any risk of loss related to such delivery.

Section 2.2  Time and Place of Share Closing; Conditions Precedent. (a) The closing with respect to the purchase and sale of the Shares (the “Share Closing”) shall take place simultaneously with, and at the same location as, the Closing contemplated by the Purchase Agreement, or on such other date and at such other location as mutually agreed between the parties (the date of the Share Closing, the “Share Closing Date”), provided that the conditions set forth in Section 2.2(b) and 2.2(c) have been satisfied or waived.

(b)  The obligation of Boston Scientific to consummate the transactions contemplated by this Agreement is subject to the satisfaction or written waiver by Boston Scientific, at or prior to the Share Closing, of the following conditions:

(i)  each of the representations and warranties of Abbott contained in this Agreement shall be true and correct in all material respects as of the Share

Closing Date, with the same force and effect as if made as of the Share Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby, and the covenants and agreements contained in this Agreement to be complied with by Abbott on or before the Share Closing Date shall have been complied with in all material respects;

(ii)  all of the respective conditions to Boston Scientific’s, Sub’s and Guidant’s obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing (with copies of such notices having been delivered to Abbott) that it is ready, willing and able to consummate the Merger and that it intends to consummate the Merger immediately following the consummation of the transactions contemplated by this Agreement, the Purchase Agreement and the Transaction Agreement; and

(iii)  all of the respective conditions to Abbott’s and Guidant’s obligations to consummate the transactions contemplated by the Purchase Agreement, as set forth in the Purchase Agreement, shall have been satisfied or waived, and each party thereto shall have notified the other party in writing (with copies of such notices having been delivered to Boston Scientific) that it is ready, willing and able to consummate the transactions contemplated by the Purchase Agreement and that it shall consummate such transactions simultaneously with the consummation of the transactions contemplated by this Agreement.

(c)  The obligation of Abbott to consummate the transactions contemplated by this Agreement is subject to the satisfaction or written waiver by Abbott, at or prior to the Share Closing, of the following conditions:

(i)  each of the representations and warranties of Boston Scientific contained in this Agreement shall be true and correct in all material respects as of the Share Closing Date, with the same force and effect as if made as of the Share Closing Date (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date), except in either case where any failure of such representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated hereby, and the covenants and agreements contained in this Agreement to be complied with by Boston Scientific on or before the Share Closing Date shall have been complied with in all material respects;

(ii)  all of the respective conditions to Boston Scientific’s, Sub’s and Guidant’s obligations to consummate the Merger, as set forth in the Merger Agreement, shall have been satisfied or waived, and each of Boston Scientific and

Sub shall have notified Guidant, and Guidant shall have notified Boston Scientific and Sub, in writing (with copies of such notices having been delivered to Abbott) that it is ready, willing and able to consummate the Merger and that it intends to consummate the Merger immediately following the consummation of the transactions contemplated by this Agreement, the Purchase Agreement and the Transaction Agreement; and

(iii)  all of the respective conditions to Abbott’s and Guidant’s obligations to consummate the transactions contemplated by the Purchase Agreement, as set forth in the Purchase Agreement, shall have been satisfied or waived, and Guidant shall have notified Abbott in writing that it is ready, willing and able to consummate the transactions contemplated by the Purchase Agreement and that it shall consummate such transactions simultaneously with the consummation of the transactions contemplated by this Agreement.

(d)  In the event that Boston Scientific, Sub and Guidant do not complete the Merger on the same day as, or on the first Business Day following, the Share Closing Date, then on the second Business Day following the Share Closing Date, Boston Scientific shall repurchase all of the Shares sold to Abbott pursuant to Section 2.1 for an amount equal to the Aggregate Stock Purchase Price plus interest compounded daily on such amount for the period from and including the Share Closing Date and ending on the date of repayment at the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City.

Section 2.3  Additional Issuance of Common Stock; Interest Reimbursement. (a) On the date (such date, the “Interest Reimbursement Issuance Date”) that is eighteen months following the Share Closing Date, Boston Scientific shall issue to Abbott a number of shares of Common Stock, as calculated by Abbott and set forth in a written notice sent by Abbott to Boston Scientific within three Business Days prior to the Interest Reimbursement Issuance Date (which notice shall set forth any relevant calculations), that is equal to the quotient obtained by dividing the Cost of Borrowing (as defined below) by the average of the per share closing prices of shares of Common Stock on the New York Stock Exchange during the twenty consecutive trading days ending (and including) the date that is five trading days prior to the Interest Reimbursement Issuance Date (and such shares of Common Stock shall be included in the definition of “Shares” herein (other than with respect to Section 3.5)) (such price, the “Interest Reimbursement Share Price”). Any Shares issued to Abbott pursuant to this Section 2.3 shall, at the time of issuance to Abbott, be registered under the Securities Act (as defined below). For purposes of this Section 2.3, the “Cost of Borrowing” means Abbott’s weighted average actual cost of borrowing on a principal amount equal to the Aggregate Stock Purchase Price during the period commencing on the Share Closing Date and ending on the Interest Reimbursement Issuance Date, using for purposes of determining the weighted average actual cost of borrowing the interest rates payable by Abbott pursuant to borrowings incurred by it during the period commencing 30 days prior to the Share Closing Date and ending 30 days prior to the Interest Reimbursement Issuance Date; provided that Boston Scientific will only be required to reimburse Abbott pursuant to this Section 2.3 with respect to any Cost of Borrowing greater than $10 million and less than or equal to $70 million; provided further that, for purposes of calculating the Cost of Borrowing, (i) the Net Proceeds (as defined below) to Abbott or any of its

Affiliates from sales of Shares that are retained by Abbott as described in Section 3.5 shall be deemed to have been applied by Abbott (minus any Taxes) to reduce the amount of Abbott’s borrowing in respect of the Aggregate Stock Purchase Price, and (ii) such calculation shall be based solely on the actual cost of borrowing and shall not be offset by any earnings or other interest income received by or due to Abbott in respect of any investments or otherwise. Nothing contained in this Section 2.3 shall require Abbott to make any actual payment with respect to such borrowing.

(b)  Each fiscal quarter following the Share Closing, Abbott shall notify Boston Scientific in writing of its Cost of Borrowing during the immediately preceding fiscal quarter. The calculation of the Cost of Borrowing shall be subject to a one-time audit on or after the Interest Reimbursement Issuance Date by a third party designated by Boston Scientific and reasonably acceptable to Abbott. The costs of any such third party audit shall be shared equally by Boston Scientific and Abbott. In the event the audit discloses that too many or too few Shares were issued by Boston Scientific pursuant to this Section 2.3 as the result of a miscalculation of the Cost of Borrowing, Abbott (in the case of an overissuance of Shares) or Boston Scientific (in the case of an underissuance of Shares), as applicable, shall make a cash payment to the other party, calculated based on the Interest Reimbursement Share Price and the number of excess or shortfall Shares, as applicable, to account for such miscalculation.

ARTICLE III

CERTAIN RESTRICTIONS ON TRANSFER AND VOTING; USE OF PROCEEDS ON TRANSFER OF SHARES

Section 3.1  Sale Restrictions. (a) Neither Abbott nor any of its Affiliates shall sell, transfer, assign or otherwise dispose of, directly or indirectly (“Transfer”), any Shares during the six-month period following the Share Closing; provided that if the average of the per share closing prices of shares of Common Stock on the New York Stock Exchange during any consecutive twenty trading days during the six-month period following the Share Closing is greater than $30.00, Abbott may sell Shares in accordance with Article IV during such six-month period. Subject to the second proviso in Section 4.2(b), neither Abbott nor any of its Affiliates shall Transfer, during any one-month period following the Share Closing, a number of Shares that is greater than 8.33% of the Shares acquired by Abbott at the Share Closing (such number of Shares, the “Monthly Sale Volume Limitation”); provided, however, that such restrictions on the ability of Abbott or any of its Affiliates to Transfer Shares shall terminate on the date that is eighteen months following the Share Closing Date. The provisions of this Section 3.1(a) may be amended or waived at any time in accordance with Section 7.11.

(b)  Nothing in Section 3.1(a) shall prevent Abbott from Transferring any of its Shares in any change of control transaction involving Boston Scientific or from tendering its Shares into any tender offer for the Shares commenced by Boston Scientific or any other Person.

Section 3.2  Violation of Transfer Restrictions. Notwithstanding anything herein to the contrary, Abbott shall not Transfer any Shares unless such Transfer is made in accordance with applicable securities laws. Any attempt to Transfer any Shares in violation of the terms of this Agreement shall be null and void, and neither Boston Scientific nor any transfer agent shall register upon its books any Transfer of Shares by Abbott to any Person except a Transfer in accordance with this Agreement.

Section 3.3  Legends. (a)Each certificate representing Shares shall, except as otherwise provided in this Section 3.3, be stamped or otherwise imprinted with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION OF A SUBSCRIPTION AND STOCKHOLDER AGREEMENT DATED AS OF [______] [__], 2006, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BETWEEN ABBOTT LABORATORIES AND BOSTON SCIENTIFIC CORPORATION.”

(b)  Each certificate representing shares of Registrable Stock (as defined below) shall, except as otherwise provided in this Section 3.3, be stamped or otherwise imprinted with legends substantially in the following form:

(i) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS ON DISPOSITION OF A SUBSCRIPTION AND STOCKHOLDER AGREEMENT DATED AS OF [______] [__], 2006, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BETWEEN ABBOTT LABORATORIES AND BOSTON SCIENTIFIC CORPORATION.”; and

(ii) “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE.”

(c)  Boston Scientific shall, at the request of Abbott, (i) remove from each certificate evidencing Shares or Registrable Stock the legend described in Section 3.3(a) and 3.3(b)(i), as applicable, on the earlier to occur of (A) such time as Abbott and its Affiliates own fewer than 8.33% of the Shares acquired by Abbott at the Share Closing, and (B) the 18 month anniversary of the Share Closing, and (ii) remove from each certificate evidencing Registrable Stock the legend described in Section 3.3(b)(ii) if in the opinion of counsel satisfactory to Boston Scientific Registrable Stock evidenced thereby may be publicly sold without registration under the Securities Act or if it is registered. Boston Scientific shall reasonably cooperate with Abbott to remove the legends described in Section 3.3(a) and (b) so as to allow Abbott or its Affiliates to Transfer Shares as permitted by Section 3.1.

Section 3.4  Agreement to Vote; Proxies. As of the Share Closing, Abbott shall grant to Boston Scientific or any of its designees an irrevocable proxy and shall appoint Boston Scientific or any of its designees as attorney-in-fact for Abbott and each of its Affiliates that beneficially owns Shares received pursuant to Sections 2.1 and 2.3, for so long as Abbott and such Affiliates beneficially own such Shares, with respect to any matter to be voted on by stockholders of Boston Scientific. All such Shares shall be voted proportionately with the vote cast by all other stockholders of Boston Scientific entitled to vote and voting on such matter. Upon the sale, transfer, assignment or other disposition of such Shares by Abbott or any Affiliate to an unaffiliated third party, the proxy granted pursuant to this Section 3.4 with respect to such Shares so transferred, assigned or disposed shall be automatically revoked, and the appointment pursuant to this Section 3.4 as attorney-in-fact with respect to such Shares shall be automatically terminated.

Section 3.5  Use of Proceeds on Sale; Loan Prepayment. (a)If, at any time during the term of the Note, Abbott or any of its Affiliates sells any Shares issued pursuant to Section 2.1 to any unaffiliated third party, then Abbott and Boston Scientific shall share in the proceeds per share (net of any underwriting discounts and commissions) (the "Net Proceeds") as follows:

(i)  if the Net Proceeds to Abbott or such Affiliates from any such sales are less than or equal to 110% of the Stock Purchase Price, Abbott shall retain all of such Net Proceeds;

(ii)  if the Net Proceeds to Abbott or such Affiliates from any such sales are greater than 110% but equal to or less than 120% of the Stock Purchase Price, Abbott shall retain the portion of the Net Proceeds equal to 110% of the Stock Purchase Price, and the portion of the Net Proceeds in excess of 110% of the Stock Purchase Price (minus any Taxes imposed on Abbott on or with respect to gain on the Net Proceeds in excess of 110% of the Stock Purchase Price) shall be immediately applied by Abbott to reduce any amounts then outstanding under the Note in accordance with Section 3(a) thereof; and

(iii)  if the Net Proceeds to Abbott or such Affiliates from any such sales are greater than 120% of the Stock Purchase Price, Abbott shall retain the portion of the Net Proceeds equal to 110% of the Stock Purchase Price, the portion of the Net Proceeds in excess of 110% but less than or equal to 120% of the Stock Purchase Price (minus any Taxes imposed on Abbott on or with respect to gain on the Net Proceeds in excess of 110% of the Stock Purchase Price but less than or equal to 120% of the Stock Purchase Price) shall be immediately applied by Abbott to reduce any amounts then outstanding under the Note in accordance with Section 3(a) thereof, and, with respect to all Net Proceeds in excess of 120% of the Stock Purchase Price, 50% of such excess amount shall be retained by Abbott, and the remaining 50% (minus any Taxes imposed on Abbott on or with respect to gain on the remaining 50% of the Net Proceeds in excess of 120% of the Stock Purchase Price) shall be immediately applied by Abbott to reduce any amounts then outstanding under the Note in accordance with Section 3(a) thereof.

(b)  Abbott shall determine the amount of such Taxes due any Governmental Authority with respect to any such sale referred to in Section 3.5(a) above (using for this purpose the highest marginal tax rate under applicable Law) and shall notify Boston Scientific in writing within three Business Days of any sale of Shares by it or any of its Affiliates, and shall include in such notice the number of Shares sold by it or such Affiliates, the selling price for such Shares and Net Proceeds for such Shares and the amount of Taxes payable by Abbott or its Affiliates with respect to such sale (collectively, the "Sales Information").

(c)  If a Governmental Authority ultimately determines that the amount of Taxes imposed on a sale of the Shares is greater than the amount computed by Abbott, the principal amount of the Note shall be increased to reflect the increase in Taxes attributable to proceeds applied by Abbott to reduce amounts outstanding under the Note (including any Taxes attributable to the increase of the Note). If the Note is no longer outstanding at the time when Abbott becomes liable for such increase in Taxes, Boston Scientific shall indemnify Abbott for any such increase in Taxes, including such Taxes attributable to any such indemnity payment.

(d)  Boston Scientific may request that Abbott provide access to its books and records to an internationally recognized accounting firm reasonably acceptable to Abbott for the purpose of verifying the Sales Information. In the event that the results of any such verification indicate that the aggregate amount of Net Proceeds applied by Abbott in accordance with this Section 3.5 and pursuant to Section 3(a) of the Note to reduce amounts outstanding under the Note is

(i)  less than the amount calculated by such third party to be so applied by Abbott, then

(A)	the principal amount of the Note shall be decreased by an amount equal to such difference, or

(B)
if the Note is no longer outstanding at the time such verification is completed, Abbott shall pay in cash to Boston Scientific an amount equal to such difference within three Business Days of the delivery to each of Boston Scientific and Abbott of the final determination by such third party of the results of its verification; or

(ii)  greater than the amount calculated by such third party to be so applied by Abbott, then

(A)
the principal amount of the Note shall be increased by an amount equal to such difference (taking into account any adjustments previously made due to the imposition of increased Tax liability by a Governmental Authority as provided above), or

(B)
if the Note is no longer outstanding at the time such verification is completed, Boston Scientific shall pay in cash to Abbott an amount equal to such difference (taking into account any adjustments or indemnity payments previously made due to the imposition of increased Tax liability by a Governmental Authority as provided above) within three Business Days of the delivery to each of Boston Scientific and Abbott of the final determination by such third party of the results of its verification. Any costs associated with verification of the Sales Information by the accounting firm shall be borne equally by Boston Scientific and Abbott.

Section 3.6  Full Sale and Divestiture of Shares. Subject to Section 3.1(a), Abbott agrees to Transfer all Shares received pursuant to Sections 2.1 and 2.3 hereof to an unaffiliated third party no later than 30 months following the Share Closing.

Section 3.7  Consistent Reporting for Tax Purposes. Consistent with the provisions of Section 3.5 regarding the use of the Net Proceeds from the sale of the Shares, Boston Scientific and Abbott agree that for Tax purposes, Boston Scientific is selling a partial interest in the Shares to Abbott, and Boston Scientific is retaining the residual interest in the Shares. Accordingly, upon a sale of the Shares, Abbott and Boston Scientific agree that each party will report a sale of the Shares on its Tax returns in the following manner: (a) Abbott will treat as its amount realized from the sale of the Shares the amount that corresponds to the Net Proceeds it is entitled to retain under Section 3.5 (not including the amounts that are required under Section 3.5 to be applied to reduce the outstanding amounts under the Note), (b) Boston Scientific will treat as its amount realized from the sale of Shares the amount that corresponds to the Net Proceeds it is entitled to receive under Section 3.5 and that is applied to reduce the outstanding amounts under the Note, and (c) both Abbott and Boston Scientific agree to treat the portion of the Net Proceeds that are applied to reduce the amounts outstanding under the Note pursuant to Section 3.5 as having been received by Boston Scientific in exchange for its residual interest in the Shares and then transferred to Abbott as payment of the amounts outstanding under the Note. The parties further agree not to take any Tax position that is inconsistent with the foregoing, provided, however, that Boston Scientific shall bear all costs of defending such Tax position on audit and in litigation.

ARTICLE IV

REGISTRATION RIGHTS

Section 4.1  Definition of Registrable Stock. For purposes of this Agreement, “Registrable Stock” means the Shares acquired by Abbott pursuant to Section 2.1 or 2.3 as to which the Registration Statement (as defined in Section 4.2) has not become effective prior to the Share Closing Date, and any securities issued or issuable with respect to such Shares by way of conversion, exchange, replacement, stock dividend, stock split or other distribution or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. Any Registrable Stock shall cease to be Registrable Stock when (i) a registration statement covering such Registrable Stock has been declared or automatically becomes effective and such Registrable Stock has been disposed of pursuant to such effective registration statement, (ii) such Registrable Stock is sold by a Person in a transaction in which the rights of Abbott under this Article IV are not assigned, or (iii) such Registrable Stock is sold pursuant to Rule 144(k) (or any similar provision then in force, but not Rule 144A) under the Securities Act of 1933, as amended (the “Securities Act”) without registration under the Securities Act.

Section 4.2  Registration Rights; Registration Procedures. (a)Boston Scientific shall (i) file with the Securities and Exchange Commission (the “SEC”) on or prior to the Share Closing Date an automatic shelf registration statement (as defined in Rule 405 of the Securities Act) on Form S-3 under the Securities Act (the “Registration Statement”) which in addition to other securities of Boston Scientific, shall include shares of Common Stock for the issuance of the Shares issuable by Boston Scientific to Abbott pursuant to this Agreement and (ii) prior to each of the Share Closing Date and the Interest Reimbursement Issuance Date, shall pay the required SEC filing fees relating the Shares issuable by Boston Scientific to Abbott pursuant to this Agreement on such dates, respectively, within the time required by Rule 456(b)(1) under the Securities Act in accordance with Rules 456(b) and 457(r) under the Securities Act. To the extent such issuance of the Shares has not been registered pursuant to an effective Registration Statement on or prior to the Share Closing Date, Boston Scientific shall, as promptly as practicable on or following the Share Closing Date, file with the SEC a “shelf” registration statement on Form S-3 pursuant to Rule 415 under the Securities Act (including the Registration Statement, to the extent it is used as a resale shelf registration statement for the Shares, the “Shelf Registration”) with respect to the Shares issuable by Boston Scientific to Abbott pursuant to this Agreement, and thereafter shall (x) use its reasonable best efforts to (A) have the Shelf Registration declared effective (or take such steps to make it automatically effective) as soon as reasonably practicable thereafter, and (B) keep the Shelf Registration continuously effective from the date such Shelf Registration is declared effective until at least the second anniversary of such effective date (the “Effectiveness Period”) in order to permit the prospectus forming a part thereof to be usable by Abbott and its Affiliates during such period and (y) pay the required SEC filing fees relating to the Shares issuable by Boston Scientific to Abbott pursuant to this Agreement within the time required by Rule 456(b)(1) under the Securities Act in accordance with Rules 456(b) and 457(r) under the Securities Act. Boston Scientific shall use its reasonable best efforts to list the Shares issuable by Boston Scientific to Abbott pursuant to this Agreement on the New York Stock Exchange.

(b)  Notwithstanding anything to the contrary contained herein, Boston Scientific shall have the right to defer or delay filing the Shelf Registration for a period of not more than 60 days, or suspend sales under the Shelf Registration filed hereunder or defer the updating of such filed Shelf Registration during no more than two periods aggregating not more than 60 days, in the event that Boston Scientific furnishes to Abbott a certificate signed by an authorized officer of Boston Scientific stating that, in the good faith opinion of the Board of Directors of Boston Scientific, such filing, sale or update would interfere with any material transaction then being pursued by Boston Scientific or would otherwise require disclosure of any material event that Boston Scientific would not otherwise be required to disclose; provided, however, that Boston Scientific shall extend the Effectiveness Period by the number of days, if any, during with the registration rights contemplated hereunder are subject to a deferral or suspension as set forth in this Section 4.2(b); and provided further that in the event of any such deferral or suspension set forth in this Section 4.2(b), the Monthly Sale Volume Limitation for each month during the period commencing on the end of such deferral or suspension and ending on the date on which the Monthly Sale Volume Limitation is terminated pursuant to Section 3.1 (such period, the “Post-Suspension Period”) (treating any partial month period and the next full month following the end of such deferral or suspension as one month) shall be increased proportionately so that the aggregate number of Shares which Abbott may sell during the Post-Suspension Period is equal to the number of Shares which Abbott otherwise would have been able to sell pursuant to Section 3.1 during the Post-Suspension Period and the period of such deferral or suspension had such deferral or suspension not occurred.

(c)  Subject to Section 4.2(b), if Boston Scientific files a Shelf Registration pursuant to Section 4.2(a), Boston Scientific shall, as promptly as practicable:

(i)  supplement or amend the Shelf Registration and the prospectus used in connection therewith (A) as required by the registration form utilized by Boston Scientific or by the instructions applicable to such registration form or by the Securities Act, (B) as required for any given offering or to correct any untrue statement of a material fact or to remedy any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made and (C) to include in such Shelf Registration any additional securities that become Registrable Stock by operation of the definition thereof;

(ii)  notify Abbott (A) when the Shelf Registration or any amendment thereto has been filed or becomes effective, the prospectus or any amendment or supplement to the prospectus has been filed, (B) of any request by the SEC for amendments or supplements to the Shelf Registration or the prospectus or for additional information, (C) of the issuance by the SEC of any stop order or cease trade order suspending the effectiveness of the Shelf Registration or any order preventing or suspending the use of any preliminary prospectus or prospectus, including the receipt of any notice of objection by the SEC to the use of the Shelf Registration or any post-effective amendment thereto pursuant to Rule 401(g)(2) under the Securities Act or the initiation or, to the extent known by Boston Scientific, threatening, of any proceedings for such purposes, and (D) of the receipt by Boston Scientific of any written notification with respect to the suspension of the qualification of the Registrable Stock for offering or sale in any jurisdiction or the initiation or threatening of any proceedings for such purposes;

(iii)  use its reasonable best efforts to obtain the withdrawal of any stop order, cease trade order or other order suspending the use of any preliminary prospectus or prospectus or suspending any qualification of the Registrable Stock covered by the Shelf Registration or the resolution of any objection of the SEC pursuant to Rule 401(g)(2) and provide prompt notice to Abbott of such withdrawal or resolution;

(iv)  furnish to Abbott such numbers of copies of the Shelf Registration and the prospectus included therein, including each preliminary prospectus and any amendments or supplements thereto in conformity with the requirements of the Securities Act, any exhibits filed therewith and such other documents and information as Abbott may reasonably request;

(v)  use all reasonable best efforts to register or qualify the Registrable Stock covered by the Shelf Registration under such other securities or blue sky Laws of such jurisdiction within the United States as shall be reasonably appropriate for the distribution of the Registrable Stock covered by the Shelf Registration; provided, however, that Boston Scientific shall not be required in connection therewith or as a condition thereto to qualify to do business in or to file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph 4.2(c)(v) be obligated to do so; and provided further, that Boston Scientific shall not be required to qualify such Registrable Stock in any jurisdiction in which the securities regulatory authority requires that Abbott or any of its Affiliates submit any Registrable Stock to the terms, provisions and restrictions of any escrow, lockup or similar agreement(s) for consent to sell Registrable Stock in such jurisdiction unless Abbott or such Affiliate agrees to do so;

(vi)  promptly notify Abbott upon becoming aware of the happening of any event as a result of which the prospectus included in such Shelf Registration, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, at the request of Abbott, promptly prepare and furnish to Abbott (and file such supplement or amendment with the SEC if required) a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made. In the event Boston Scientific shall give such notice, Boston Scientific shall extend the Effectiveness Period by the number of days during the period from and including the date of the giving of such notice to the date when Boston Scientific shall make available to Abbott such supplemented or amended prospectus; and

(vii)  enter into customary agreements and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Stock to be so included in the Shelf Registration. Boston Scientific shall take any such other actions as are necessary to otherwise comply with all applicable rules and regulations of the SEC.

(d)  It shall be a condition precedent to the obligations of Boston Scientific to take any action pursuant to this Section 4.2 that Abbott and its Affiliates shall furnish to Boston Scientific such information regarding themselves, the Registrable Stock held by them, and the intended method of disposition of such securities as Boston Scientific shall reasonably request and as shall be required in connection with the action to be taken by Boston Scientific hereunder.

(e)  All expenses incurred in connection with the Registration Statement and Shelf Registration, if any, excluding underwriters’ discounts and commissions, but including all registration, filing and qualification fees (including SEC and New York Stock Exchange fees and expenses), word processing, duplicating, printers’ and accounting fees, listing fees, messenger and delivery expenses, all fees and expenses of complying with state securities or blue sky Laws and the fees and disbursements of counsel for Boston Scientific, shall be paid by Boston Scientific. Abbott shall bear and pay the underwriting commissions and discounts applicable to Registrable Stock offered for its account and the fees and disbursements of its counsel in connection with any registrations, filings and qualifications made pursuant to this Agreement.

(f)  Boston Scientific shall indemnify and hold harmless Abbott and its Affiliates, officers and directors against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in the Registration Statement or the Shelf Registration, as applicable, including any prospectus filed under Rule 424 under the Securities Act, any preliminary prospectus, any free writing prospectus (as defined in Rule 405 under the Securities Act) or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any amendments or supplements thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse Abbott and its Affiliates, officers and directors for any legal or other expenses reasonably incurred by them (but not in excess of expenses incurred in respect of one counsel for all of them (in addition to local counsel)) in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 4.2(f) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Boston Scientific (which consent shall not be unreasonably withheld); provided, further, that Boston Scientific shall not be liable to Abbott or its Affiliates, officers or directors in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such Registration Statement, Shelf Registration, preliminary prospectus, final prospectus or amendments or supplements thereto, in reliance upon and in conformity with written information furnished to Boston Scientific or its representatives expressly for use in connection with such registration by Abbott or any of its Affiliates or representatives.

(g)  Abbott shall indemnify and hold harmless Boston Scientific, its Affiliates, officers and directors and each agent and any underwriter for Boston Scientific (within the meaning of the Securities Act) against any losses, claims, damages or liabilities, joint or several, to which Boston Scientific or any such Affiliate, officer, director, agent or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement or Shelf Registration, as applicable, including any prospectus filed under Rule 424 under the Securities Act, any preliminary prospectus, any free writing prospectus (as defined in Rule 405 under the Securities Act) or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act or any amendments or supplements thereto or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, Shelf Registration, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished to Boston Scientific or its representatives by or on behalf of Abbott or any of its Affiliates expressly for use in connection with such registration; and Abbott shall reimburse any legal or other expenses reasonably incurred by Boston Scientific or any such Affiliate, officer, director, agent or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this

 Section 4.2(g) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of Abbott (which consent shall not be unreasonably withheld).

(h)  Promptly after receipt by an indemnified party under Section 4.2(f) or (g), as applicable, of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under Section 4.2(f) or (g), as applicable, notify the indemnifying party in writing of the commencement thereof, and the indemnifying party shall have the right to participate in and assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to those available to such indemnifying party, (ii) the indemnifying party and such indemnified party shall have mutually agreed to the retention of such counsel or (iii) in the reasonable opinion of such indemnified party, representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding, in which case the indemnified party shall be reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining separate legal counsel); provided, however, that an indemnified party shall have the right to retain its own counsel, with all fees and expenses thereof to be paid by such indemnified party, and to be apprised of all progress in any proceeding the defense of which has been assumed by the indemnifying party, it being understood that the indemnifying party will control such defense. The failure to notify an indemnifying party promptly of the commencement of any such action shall not relieve the indemnifying party from any liability in respect of such action which it may have to such indemnified party on account of the indemnity contained in Section 4.2(f) or (g), as applicable, unless (and only to the extent) the indemnifying party was prejudiced by such failure, and in no event shall such failure relieve the indemnifying party from any other liability which it may have to such indemnified party. No indemnifying party shall, without the prior written consent of the indemnified party (which consent will not be unreasonably withheld), effect any settlement, compromise or discharge of any claim or pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement, compromise or discharge includes an unconditional release of such indemnified party from all liability arising out of such claim or proceeding.

(i)  To the extent any indemnification by an indemnifying party is prohibited or limited by Law, the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any indemnifying party be greater in amount than the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 4.2(f) or (g) hereof had been available under the circumstances. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.2(i) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 4.2(i). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(j)  The indemnification provided in this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or Affiliate of such indemnified party and will survive the Transfer of the securities.

(k)  The obligations in Sections 4.2(f) through (i) shall be in addition to any liability that any party may otherwise have to any party.

Section 4.3  Rule 144 Sales. If the issuance of the Shares has not been registered pursuant to an effective Registration Statement on or prior to the Share Closing, then, following the expiration of the Effectiveness Period of the Shelf Registration, Boston Scientific shall (a) timely file with the SEC all reports and other filings required under the Exchange Act for Abbott or its Affiliates to sell Shares pursuant to Rule 144 or any similar rule or regulation hereafter adopted by the SEC, and (b) take such further action and shall offer all reasonable and necessary assistance including, without limitation, the delivery of a legal opinion letter and instructions to Boston Scientific’s stock transfer agent to enable the sale by Abbott or its Affiliates of Registrable Stock pursuant to said Rule 144 or any similar rule or regulation.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF BOSTON SCIENTIFIC

Boston Scientific hereby represents and warrants to Abbott as follows:

(a)  Boston Scientific is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)  Boston Scientific has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Boston Scientific of this Agreement, the performance by Boston Scientific of its obligations hereunder and the consummation by Boston Scientific of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Boston Scientific and no other corporate action on the part of Boston Scientific is necessary for the execution, delivery and performance by Boston Scientific of this Agreement and the consummation by Boston Scientific of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Boston Scientific, and assuming the due authorization, execution and delivery hereof by Abbott, constitutes a legal, valid and binding obligation of Boston Scientific, enforceable against it in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)  (i) At the time of filing the Registration Statement (or the Shelf Registration, to the extent an automatic shelf registration statement (as defined in Rule 405 of the Securities Act)), (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or form of prospectus), and (iii) at the time Boston Scientific or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, Boston Scientific was, or is (as the case may be), a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act; and (B) at the earliest time after the filing of the Registration Statement (or the Shelf Registration, to the extent an automatic shelf registration statement (as defined in Rule 405 of the Securities Act)) that Boston Scientific or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares, Boston Scientific was not an “ineligible issuer” as defined in Rule 405 under the Securities Act.

(d)  All Shares issued pursuant to Sections 2.1 and 2.3 shall, when issued, be validly issued, fully paid and nonassessable, and shall be free and clear of any liens, claims, charges and encumbrances other than those imposed as a result of any action by Abbott or any of its Affiliates.

ARTICLE VI

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF ABBOTT

Abbott hereby represents and warrants to Boston Scientific as follows:

(a)  Abbott is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Illinois.

(b)  Abbott has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Abbott of this Agreement, the performance by Abbott of its obligations hereunder and the consummation by Abbott of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Abbott and no other corporate action on the part of Abbott is necessary for the execution, delivery and performance by Abbott of this Agreement and the consummation by Abbott of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Abbott, and assuming the due authorization, execution and delivery hereof by Boston Scientific, constitutes a legal, valid and binding obligation of Abbott, enforceable against it in accordance with its terms except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

ARTICLE VII

MISCELLANEOUS

Section 7.1  Acknowledgement. The parties hereby acknowledge that this Agreement is being entered into by the parties pursuant to Article VI of the Transaction Agreement. The parties further acknowledge and agree that the entry of the parties hereto into this Agreement shall in no way affect the effectiveness of the Transaction Agreement and the Transaction Agreement shall remain in full force and effect pursuant to the terms thereof; provided, however, that to the extent that any of the provisions of this Agreement conflict with any provisions of the Transaction Agreement, the provisions herein shall control.

Section 7.2  No Inconsistent Agreements. Boston Scientific will not hereafter enter into any agreement with respect to its securities that would materially impede the rights granted to Abbott in this Agreement.

Section 7.3  Recapitalization, Exchanges, etc. In the event that any capital stock or other securities issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in capital structure of Boston Scientific, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement, and the term “Shares,” as used herein, shall be deemed to include shares of such capital stock or other securities, as appropriate.

Section 7.4  Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses, whether or not the Share Closing shall have occurred.

Section 7.5  Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.5):

(i)  if to Abbott:

Abbott Laboratories
Dept. 0392, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-3500
Fax: (847) 935-8207
Attention: Chief Operating Officer, Medical Products Group

with a copy to:

Abbott Laboratories
Dept. 364, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-6020 USA
Fax: (847) 938-6277
Attention: General Counsel

and

Abbott Laboratories
Dept. 312, Bldg. AP6D
100 Abbott Park Road
Abbott Park, Illinois 60064-6028 USA
Fax: (847) 938-6307
Attention: Treasurer

and a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3903
Fax: (212) 455-2502
Attention: Charles I. Cogut
    William E. Curbow

(ii)  if to Boston Scientific:

Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760
Fax: (508) 650-8960
Attention: General Counsel

with a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022-6069
Fax: (212) 848-7179
Attention: Peter D. Lyons
    Clare O’Brien

Section 7.6  Public Announcements. Each party to this Agreement shall consult with the other party before issuing, and shall provide the other party the opportunity to review and comment upon, any press release or other public announcement in respect of this Agreement or the transactions contemplated hereby and shall not issue any press release or other public statements or otherwise communicate with any news media regarding this Agreement and/or the transactions contemplated hereby without the consultation and prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation and then only with such advance notice to and consultation with the other party as is practical. The parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. Notwithstanding the foregoing, neither party shall have any obligation to consult with the other party or provide the other party with an opportunity to review and comment upon any press release or other public announcement announcing a termination of this Agreement, and such party may issue such press release or public announcement or otherwise communicate with any news media regarding such termination without the consent of the other party; provided, however, that the non-terminating party shall have received advance written notice of the other party’s intention to terminate this Agreement.

Section 7.7  Term; Termination. This Agreement shall terminate in full on the earlier of (i) the fifth anniversary of the date hereof; or (ii) that time when Abbott ceases to beneficially own any Shares purchased pursuant to this Agreement (or other securities issued in substitution or exchange therefor pursuant to Section 7.3). This Agreement will also terminate at any time prior to the Share Closing:

(a)  by mutual written consent of Boston Scientific and Abbott;

(b)  by either Boston Scientific or Abbott, if the Share Closing shall not have occurred by September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 7.7(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in the failure of the Share Closing to occurring prior to such date;

(c)  by either Boston Scientific or Abbott in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and/or the Purchase Agreement shall have become final and non-appealable; or

(d)  immediately, without any action by either Boston Scientific or Abbott, upon any termination of the Merger Agreement.

Notwithstanding the foregoing, any termination pursuant to this Section 7.6 will not relieve any party for any liability arising from a breach of representation, warranty, covenant or agreement in this Agreement occurring prior to such termination.

Section 7.8  Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 7.9  Entire Agreement. This Agreement, the Transaction Agreement and the Purchase Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Boston Scientific and Abbott with respect to the subject matter hereof and thereof.

Section 7.10  Assignment. This Agreement may not be assigned without the express written consent of Boston Scientific and Abbott (which consent may be granted or withheld in the sole discretion of Boston Scientific or Abbott), as the case may be; provided, however, that Abbott may, without the consent of Boston Scientific, assign its rights and obligations, in whole or in part, under this Agreement to one or more of its controlled Affiliates, except that no such assignment shall relieve Abbott from the performance of its obligations hereunder. Any purported assignment in contravention of this provision shall be null and void.

Section 7.11  Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Boston Scientific and Abbott or (b) by a waiver in accordance with Section 7.12.

Section 7.12  Waiver. Each party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 7.13  No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 7.14  Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 7.15  Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require either party or their respective officers, directors, subsidiaries or Affiliates to take any action which would violate or conflict with any applicable Law. The word “if” means “if and only if.” The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “$” will be deemed references to the lawful money of the United States of America.

Section 7.16  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this

Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 7.16 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 7.16 shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 7.16.

Section 7.17  Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.17.

Section 7.18  Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Lawrence C. Best
Name: Lawrence C. Best
Title: Executive Vice President and Chief Financial Officer

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
Name: Thomas C. Freyman
Title: Executive Vice President, Finance and Chief Financial Officer